Exhibit 3.4

Delaware The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

“RAIDER LIFESCIENCES INC.”, A DELAWARE CORPORATION, WITH AND INTO “VYOME THERAPEUTICS INC.” UNDER THE NAME OF “VYOME THERAPEUTICS INC.”, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF AUGUST, A.D. 2025, AT 3:08 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF MERGER IS THE FIFTEENTH DAY OF AUGUST, A.D. 2025 AT 12:02 O’CLOCK A.M.

/s/ Charuni Patibanda-Sanchez
Charuni Patibanda-Sanchez, Secretary of State

6519686 8100M SR# 20253682505	Authentication: 204484376 Date: 08-15-25
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 03:08 PM 08/14/2025 FILED 03:08 PM 08/14/2025 SR 20253676710 - File Number 6519686

CERTIFICATE OF MERGER
OF
RAIDER LIFESCIENCES INC.
WITH AND INTO
VYOME THERAPEUTICS, INC.

August 14, 2025

Pursuant to Section 251
of the General Corporation Law of the State of Delaware (the “DGCL’)

Vyome Therapeutics, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Raider Lifesciences Inc., a Delaware corporation (“Merger Sub”), with and into the Company, with the Company continuing as the surviving corporation of the Merger:

FIRST:	The name and state of incorporation of each of the constituent corporations (collectively, the “Constituent Corporations”) that is a party to the Merger are as follows:

Name	State
Vyome Therapeutics, Inc.	Delaware
Raider Lifesciences Inc.	Delaware

SECOND:	That certain Agreement and Plan of Merger, dated as of July 8, 2024, as amended (the “Merger Agreement”), among ReShape Lifesciences Inc., a Delaware corporation, Merger Sub and the Company has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL.

THIRD:	The name of the surviving corporation (the “Surviving Corporation”) of the Merger shall be “Vyome Therapeutics, Inc.”

FOURTH:	At the effective time of the Merger, the certificate of incorporation of the Company as in effect immediately prior to the Merger shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

FIFTH:	An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

Vyome Therapeutics, Inc.

100 Overlook Center, 2nd Floor

Princeton, NJ 08540

SIXTH:	A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SEVENTH:	The Merger shall become effective at 12:02 a.m., Eastern Time, on August 15, 2025.

[signature page follows]

IN WITNESS WHEREOF, this Certificate of Merger has been executed on the date first written above.

VYOME THERAPEUTICS, INC.

By:	/s/ Venkat Nelabhotla
	Name:	Venkat Nelabhotla
	Title:	Chief Executive Officer